Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay Sr. Executive Vice President and Chief Financial Officer 310.606.4706	Steve Iaco Sr. Managing Director of Corporate Communications 212.984.6535	Shelley Young Director of Investor Relations 212.984.835

CB RICHARD ELLIS GROUP, INC. REPORTS SECOND QUARTER 2005

EARNINGS PER SHARE UP 119% FROM 2004 AND

RAISES FULL YEAR GUIDANCE

Los Angeles, CA – August 2, 2005 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported second quarter 2005 revenue of $672.2 million, up 22.0% over the second quarter of 2004, and diluted earnings per share of $0.66 for the second quarter of 2005, compared with $0.04 in the second quarter of last year. Excluding one-time charges, second quarter 2005 diluted earnings per share was $0.70, compared with $0.32 for the same quarter a year earlier.

Based on continuing favorable trends in most of the Company’s lines of business, CB Richard Ellis raised its full year 2005 guidance for diluted earnings per share to a range of $2.40 to $2.50, excluding one-time Insignia related and debt buy-back charges.

Second Quarter Highlights

For the second quarter of 2005, the Company generated revenue of $672.2 million, a 22.0% increase over the $550.9 million posted in the second quarter of 2004. The Company reported second quarter net income of $50.4 million, or $0.66 per diluted share, compared with net income of $3.0 million, or $0.04 per diluted share in the second quarter of 2004.

Excluding one-time items related to the Insignia acquisition and debt buy-back charges, which totaled $4.2 million ($3.1 million after-tax), the Company would have earned net income1 of $53.5 million, or $0.70 per diluted share in the second quarter of 2005, compared with net income of $22.4 million, or $0.32 per diluted share in the second quarter of 2004.

Revenue

The second quarter revenue increase of 22.0% reflects improved performance across virtually all of the Company’s business lines and geographies. A steady leasing recovery, combined with continued investment sales strength globally, fueled the double-digit growth.

EBITDA2

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) totaled $106.5 million for the second quarter of 2005, an increase of $67.6 million, or 173.4%, from the same quarter last year. The increased EBITDA reflects strength across all the Company’s business lines and continued cost control. Also contributing to the year-over-year increase is the absence of Insignia acquisition-related costs and one-time compensation expense related to the initial public offering of the Company’s common stock in June 2004, both of which significantly impacted second quarter 2004 results.

Interest Expense

Interest expense totaled $13.4 million for the second quarter of 2005, a decrease of $5.4 million, or 28.8%, compared with the same quarter last year. The decrease was driven by the interest savings realized from the repayment of higher interest rate debt throughout 2004 and the first half of 2005.

During the second quarter of 2005, the Company repurchased $11.8 million in aggregate principal amount of its outstanding 11¼% senior subordinated notes in the open market at a premium of $1.4 million. The year-to-date repurchases of $38.2 million will reduce annual interest expense by approximately $4.3 million.

Management’s Commentary

“Consistent with our expectations, the U.S. leasing market is staging a steady recovery,” said Brett White, chief executive officer of CB Richard Ellis. “The market cycle has reached an inflection point nationally, with most markets seeing measured increases in absorption, lower vacancies and modest rental gains. With employment growth continuing, leasing fundamentals are improving.

“U.S. real estate continues to attract high levels of capital, and investor appetite for all property types remains robust. Investor confidence has been bolstered by the turnaround of leasing market fundamentals as well as continuing low long-term interest rates. Meanwhile, increased capital allocations by financial institutions have helped fuel higher demand for real estate investments.

“In Europe, there is now a clear strengthening of demand for office space in London, Paris and Madrid, which are key indicators of an expected market recovery in 2006. In Asia, demand for office space is strong in Tokyo, Hong Kong, Beijing and Shanghai, all of which witnessed significant leasing activity, while China is generally becoming the focus of growing institutional investor interest. International investment sales markets are strong virtually across the board.”

Americas Region

Second quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 27.4% to $489.9 million, compared with $384.5 million for the second quarter of 2004. This increase was mainly attributable to improved leasing activity, continued high volume of investment sales, increased appraisal/valuation activities, and higher property and facilities management fees.

Operating income for the Americas region totaled $69.0 million for the second quarter of 2005, compared with $12.3 million for the second quarter of 2004. The $56.7 million increase was driven by double-digit revenue growth across the board, as well as the lack of merger-related costs associated with the Insignia acquisition and one-time compensation expense associated with the initial public offering, both of which impacted the prior-year quarter. Excluding the impact of these one-time items, operating income for the Americas region would have been $70.7 million for the second quarter of 2005, an increase of $29.3 million, or 70.8%, as compared to the second quarter of last year. The Americas region’s EBITDA totaled $79.9 million for the second quarter of 2005, an increase of $58.6 million, or 275.1%, from last year’s second quarter.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 13.7% to $123.1 million for the second quarter of 2005, compared with $108.3 million for the second quarter of 2004. Operating income for the EMEA segment totaled $10.7 million for the second quarter of 2005, compared with $5.1 million for the same period last year. Excluding one-time items related to the Insignia acquisition, operating income for this region would have been $11.3 million, an increase of $4.4 million, or 63.7%, as compared to the second quarter of 2004. EBITDA for the EMEA region totaled $13.0 million for the second quarter of 2005, an increase of $5.8 million, or 80.9%, from last year’s second quarter. These improvements were primarily driven by a continued strong investment sales environment as well as improved leasing activity.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $43.3 million for the second quarter of 2005, a 14.8% increase from $37.7 million for the second quarter of 2004. Operating income for the Asia Pacific segment totaled $6.6 million for the second quarter of 2005, compared with $5.2 million for the same period last year, an increase of 27.5%. EBITDA for the Asia Pacific segment totaled $7.6 million for the current quarter, an increase of $1.9 million, or 33.6%, from the second quarter of 2004. The year-over-year second quarter improvement generally reflects increased business activity throughout the region. The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial public offering in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $15.9 million for the second quarter of 2005, compared with $20.4 million in the second quarter of 2004. This decrease was mainly due to acquisition and disposition fee revenue earned in the U.S. in the prior year quarter that did not recur as well as the timing of revenues realized in Japan. Operating loss for this segment totaled $5.4 million for the second quarter of 2005, compared with operating income of $2.8 million for the second quarter of 2004. This decrease was attributable to the aforementioned revenue decrease as well as compensation expense associated with funds concluding over the next three years with no related revenue recognition until they conclude. EBITDA for the Global Investment Management segment totaled $6.1 million for the second quarter of 2005, an increase of $1.3 million or 26.6% from last year’s same period results. The improved EBITDA was primarily driven by an increase in equity earnings, which is included in the calculation of EBITDA but not in the calculation of operating income (loss). The Global Investment Management segment incurred minimal one-time costs associated with the Insignia acquisition in the second quarter of 2004.

Additional Business Line Highlights

The Company continues to make steady gains in its global Corporate Services portfolio, reflecting the increasing trend toward outsourcing of real estate services. Transaction management accounts in this line of business have grown to more than 1.5 billion square feet worldwide, an increase of approximately 10% as compared to December 31, 2004, and facilities management accounts total approximately 161 million square feet on a global basis, an increase of approximately 6% as compared to December 31, 2004. New Corporate Services accounts were established during the second quarter with companies such as DHL, Fujitsu North America, Hughes Supply and Bank of Nova Scotia. The Company also contracted to provide additional services for existing corporate clients, such as Avaya and Royal Bank of Canada.

At the same time, the Company’s mortgage brokerage subsidiary, L.J. Melody, continued to capitalize on investors’ healthy appetite for debt financing. For the first six months of 2005, mortgage originations increased 42% from a year earlier to $7.4 billion. Also during the quarter, CB Richard Ellis established a new specialty finance company, which raised $300 million to invest in debt instruments and originate new loans and preferred equity investments. CB Richard Ellis holds an equity stake of approximately 5% in this specialty finance company.

S&P Rating Upgrade

On May 25, 2005, Standard & Poor’s Ratings Services raised its rating on CB Richard Ellis, including raising its credit rating to ‘BB-’ from ‘B+’, in response to the Company’s improved operating performance and debt reduction activities.

Six-month Results

Six-month revenue increased by $218.5 million, or 22.0%, to $1.2 billion compared to the same period last year. The Company reported net income of $65.0 million, or $0.85 per diluted share, for the six months ended June 30, 2005 compared with a net loss of $13.6 million, or a loss of $0.22 per diluted share, for the six months ended June 30, 2004.

Excluding one-time items, the Company would have earned net income of $72.5 million, or $0.95 per diluted share, for the six months ended June 30, 2005 compared to net income of $19.8 million, or $0.29 per diluted share, for the same period in the prior year.

EBITDA for the six months ended June 30, 2005 was $156.8 million, representing an increase of $107.7 million, or 219.6%, from EBITDA of $49.1 million for the six months ended June 30, 2004.

2005 Guidance

As previously mentioned, the Company is raising its full-year guidance for 2005. CB Richard Ellis expects to generate full year revenue of $2.7 billion, net income in the range of $183.0 million to $191.0 million, and diluted earnings per share in the range of $2.40 to $2.50, excluding residual one-time Insignia related and debt buy-back charges totaling approximately $14.0 million (pre-tax).

The Company’s second-quarter earnings conference call will be held on Wednesday, August 3, 2005 at 10:30 a.m. EDT. A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 866-233-3843 (in the U.S.) and 612-332-0530 (outside the U.S.). The access code for the call is 790789. A replay of the call will be available beginning at 2:00 p.m. EDT on August 3, 2005 and ending at 2:59 a.m. EDT on August 11, 2005. To access the replay, the dial-in number is 800-475-6701 (in the U.S.) and 320-365-3844 (outside the U.S.) The access code for the replay is 790789. A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Southern California, is the world’s largest commercial real estate services firm (in terms of 2004 revenue). With approximately 13,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). The Company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting. Please visit our Web site at www.cbre.com.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2005; future operations; and future financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; and our ability to pay down debt.

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information can be found in its press releases as well as its periodic filings with the Securities and Exchange Commission. In this regard, risk factors are specifically discussed under the headings “Factors Affecting Our Future Performance” and “Forward-Looking Statements” in CB Richard Ellis Group, Inc.’s Form 10-K for the year ended December 31, 2004, filed March 15, 2005. Such filings are available publicly and may be obtained off the company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

[1]	A reconciliation of net income (loss) to net income, as adjusted for one-time items, is provided in the exhibits to this release.

[2]	The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, operating income (loss) and net income (loss), each as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$672,163	$550,916	$1,210,429	$991,908
Costs and expenses:
Cost of services	338,691	272,611	606,737	496,833
Operating, administrative and other	241,730	230,539	464,951	429,790
Depreciation and amortization	10,818	10,830	21,188	27,661
Merger-related charges	—	11,574	—	21,534

Operating income	80,924	25,362	117,553	16,090
Equity income from unconsolidated subsidiaries	14,779	2,768	18,020	5,294
Interest income	3,058	1,564	5,503	2,837
Interest expense	13,374	18,780	26,972	38,425
Loss on extinguishment of debt	1,832	4,009	6,762	4,009

Income (loss) before provision (benefit) for income taxes	83,555	6,905	107,342	(18,213)
Provision (benefit) for income taxes	33,134	3,940	42,349	(4,610)

Net income (loss)	$50,421	$2,965	$64,993	$(13,603)

Basic income (loss) per share	$0.68	$0.05	$0.88	$(0.22)

Weighted average shares outstanding for basic income (loss) per share	73,785,232	63,990,494	73,659,733	63,256,275

Diluted income (loss) per share	$0.66	$0.04	$0.85	$(0.22)

Weighted average shares outstanding for diluted income (loss) per share	76,365,899	69,375,929	76,275,811	63,256,275

EBITDA	$106,521	$38,960	$156,761	$49,045

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Americas
Revenue	$489,878	$384,468	$870,992	$703,069
Costs and expenses:
Cost of services	263,295	207,612	463,252	381,508
Operating, administrative and other	150,150	146,823	290,769	272,832
Depreciation and amortization	7,455	7,310	14,383	17,283
Merger-related charges	—	10,381	—	17,998

Operating income	$68,978	$12,342	$102,588	$13,448

EBITDA	$79,857	$21,290	$123,295	$34,095

EMEA
Revenue	$123,139	$108,309	$225,249	$188,135
Costs and expenses:
Cost of services	54,930	47,363	104,705	83,588
Operating, administrative and other	55,097	52,364	104,991	98,385
Depreciation and amortization	2,390	2,325	4,814	7,972
Merger-related charges	—	1,163	—	3,205

Operating income (loss)	$10,722	$5,094	$10,739	$(5,015)

EBITDA	$12,989	$7,179	$15,248	$2,468

Asia Pacific
Revenue	$43,284	$37,710	$77,159	$63,270
Costs and expenses:
Cost of services	20,466	17,636	38,780	31,737
Operating, administrative and other	15,694	14,303	29,201	25,487
Depreciation and amortization	549	616	1,148	1,250

Operating income	$6,575	$5,155	$8,030	$4,796

EBITDA	$7,566	$5,665	$9,708	$6,235

Global Investment Management
Revenue	$15,862	$20,429	$37,029	$37,434
Costs and expenses:
Operating, administrative and other	20,789	17,049	39,990	33,086
Depreciation and amortization	424	579	843	1,156
Merger-related charges	—	30	—	331

Operating (loss) income	$(5,351)	$2,771	$(3,804)	$2,861

EBITDA	$6,109	$4,826	$8,510	$6,247

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Net income, as adjusted for one-time items

(ii)	Diluted earnings per share, as adjusted for one-time items

(iii)	EBITDA

(iv)	Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented. The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income (loss)	$50,421	$2,965	$64,993	$(13,603)
Amortization expense related to net revenue backlog acquired in the Insignia acquisition, net of tax	—	567	—	4,855
Merger-related charges related to the Insignia acquisition, net of tax	—	7,281	—	13,547
Integration costs related to the Insignia acquisition, net of tax	1,657	2,167	3,135	5,533
One-time compensation expense related to the initial public offering, net of tax	—	9,437	—	9,437
Loss on extinguishment of debt, net of tax	1,442	—	4,408	—

Net income, as adjusted	$53,520	$22,417	$72,536	$19,769

Diluted income per share, as adjusted	$0.70	$0.32	$0.95	$0.29

Weighted average shares outstanding for diluted income per share, as adjusted	76,365,899	69,375,929	76,275,811	68,499,765	(1)

(1)	With adjustments to arrive at “Net income, as adjusted,” a net loss translates into a net income position on an adjusted basis. Accordingly, the weighted average impact of the dilutive effect of potential common shares of 5,243,490 has been considered in determining the dilutive earnings per share on a adjusted basis.

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income (loss)	$50,421	$2,965	$64,993	$(13,603)
Add:
Depreciation and amortization	10,818	10,830	21,188	27,661
Interest expense	13,374	18,780	26,972	38,425
Loss on extinguishment of debt	1,832	4,009	6,762	4,009
Provision (benefit) for income taxes	33,134	3,940	42,349	(4,610)
Less:
Interest income	3,058	1,564	5,503	2,837

EBITDA	$106,521	$38,960	$156,761	$49,045

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Americas
Operating income	$68,978	$12,342	$102,588	$13,448
Amortization expense relating to net revenue backlog acquired in the Insignia acquisition	—	901	—	4,393
Merger-related charges related to the Insignia acquisition	—	10,381	—	17,998
Integration costs related to the Insignia acquisition	1,740	2,779	3,571	7,502
One-time compensation expense related to the initial public offering	—	15,000	—	15,000

Operating income, as adjusted	$70,718	$41,403	$106,159	$58,341

EMEA
Operating income (loss)	$10,722	$5,094	$10,739	$(5,015)
Amortization expense related to net revenue backlog acquired in the Insignia acquisition	—	—	—	3,324
Merger-related charges related to the Insignia acquisition	—	1,163	—	3,205
Integration costs related to the Insignia acquisition	612	665	1,237	1,293

Operating income, as adjusted	$11,334	$6,922	$11,976	$2,807

Asia Pacific The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial public offering.
Global Investment Management
Operating (loss) income	$(5,351)	$2,771	$(3,804)	$2,861
Merger-related charges related to the Insignia acquisition	—	30	—	331

Operating (loss) income, as adjusted	$(5,351)	$2,801	$(3,804)	$3,192

The Company does not allocate net interest expense, loss on extinguishment of debt or provision (benefit) for income taxes among its segments. Accordingly, EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Americas
Operating income	$68,978	$12,342	$102,588	$13,448
Add:
Depreciation and amortization	7,455	7,310	14,383	17,283
Equity income from unconsolidated subsidiaries	3,424	1,638	6,324	3,364

EBITDA	$79,857	$21,290	$123,295	$34,095

EMEA
Operating income (loss)	$10,722	$5,094	$10,739	$(5,015)
Add:
Depreciation and amortization	2,390	2,325	4,814	7,972
Equity loss from unconsolidated subsidiaries	(123)	(240)	(305)	(489)

EBITDA	$12,989	$7,179	$15,248	$2,468

Asia Pacific
Operating income	$6,575	$5,155	$8,030	$4,796
Add:
Depreciation and amortization	549	616	1,148	1,250
Equity income (loss) from unconsolidated subsidiaries	442	(106)	530	189

EBITDA	$7,566	$5,665	$9,708	$6,235

Global Investment Management
Operating (loss) income	$(5,351)	$2,771	$(3,804)	$2,861
Add:
Depreciation and amortization	424	579	843	1,156
Equity income from unconsolidated subsidiaries	11,036	1,476	11,471	2,230

EBITDA	$6,109	$4,826	$8,510	$6,247

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$192,217	$256,896
Restricted cash	5,841	9,213
Receivables, net	320,034	394,062
Warehouse receivable (1)	173,784	138,233
Property and equipment, net	133,729	137,703
Goodwill and other intangibles, net	933,188	935,161
Deferred compensation assets	132,995	102,578
Other assets, net	349,778	297,790

Total assets	$2,241,566	$2,271,636

Liabilities:
Current liabilities, excluding debt	$523,875	$637,165
Warehouse line of credit (1)	173,784	138,233
Senior secured term loan tranche B	271,150	277,050
11 1/4% senior subordinated notes	167,366	205,032
9 3/4% senior notes	130,000	130,000
Other debt (2)	40,956	22,492
Deferred compensation liability	165,566	160,281
Other long-term liabilities	127,714	135,510

Total liabilities	1,600,411	1,705,763
Minority interest	5,809	5,925
Stockholders’ equity	635,346	559,948

Total liabilities and stockholders’ equity	$2,241,566	$2,271,636

(1)	Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $173.8 million and $138.2 million at June 30, 2005 and December 31, 2004, respectively.

(2)	Includes $21.2 million of non-recourse debt relating to an investment in Europe at June 30, 2005.